Exhibit 10.1

INTERIM SERVICES AGREEMENT

This interim services agreement (the “Agreement”) is dated as of November 8, 2015, and is between Jeffry N. Quinn (“Quinn”), a individual having an office at 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141, and Jason Industries, Inc. (the “Company”), a Delaware corporation, having an office at 411 E. Wisconsin Ave., Suite 2100, Milwaukee, Wisconsin 53202.

RECITALS

WHEREAS, the Company desires to have Quinn furnish certain services to the Company and its subsidiaries, as described in Section 1.01 (the “Services”), and Quinn has agreed to furnish Services pursuant to the terms and conditions set forth herein.

WHEREAS, both the Compensation and Audit Committees of the Board of Directors of the Company (the “Board”) approved this Agreement and recommended the Board’s approval, and the Board has voted to approve this Agreement. Accordingly, the Company has all requisite power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Engagement of Quinn

1.01.    The Services.

(a)
During the term of this Agreement, Quinn shall provide to the Company the non-exclusive services of interim Chief Executive Officer of the Company in accordance with the terms and provisions of this Agreement and shall continue to serve as Chairman of the Board. Quinn will perform all duties normally associated with that of a Chief Executive Officer, including, without limitation, responsibility for the general management and control of the business and affairs of the Company and responsibility to keep the Board appropriately informed regarding the business and affairs of the Company. In his capacity as the interim Chief Executive Officer of the Company, Quinn shall be subject to the oversight of the Board and shall report to the Board. During the term of this Agreement as set forth in Section 2, Quinn shall devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties of the Chief Executive Officer of the Company.

1.02.     Quinn shall have all necessary authority to incur any obligation and enter into any transaction on behalf of the Company as is customary for a chief executive officer of a public company to carry out his or her duties and responsibilities in such position and as required by this Agreement.

Section 2.    Term and Termination

2.01.    This Agreement shall commence effective as of November 6, 2015, and shall continue for a period of six months, unless the Agreement is terminated before the six-month anniversary as provided in Section 2.02 below, provided, however, that at the conclusion of the initial term, the parties may agree to renew this Agreement on a month-to-month basis.

2.02.    This Agreement may be terminated (i) by the Company at any time without Cause; (ii) immediately upon Quinn’s death, permanent and total disability, or resignation as the Chief Executive Officer; (iii) immediately by the Company for Cause; (iv) immediately upon the Company’s appointment of a permanent Chief Executive Officer of the Company; or (v) upon the mutual written consent of the Company and Quinn.

2.03.    For the purposes of this Agreement, “Cause” shall mean, with respect to the termination of this Agreement, fraud, gross negligence, criminal conduct or willful misconduct by Quinn, as applicable, or breach of any fiduciary duties by Quinn, in connection with performing Services hereunder, as reasonably determined by the Board.

2.04.    In the event this Agreement is terminated pursuant to Section 2.02 above, Quinn shall cease to perform Services.  If the termination of this Agreement takes effect on a day other than the end of a calendar month, Quinn's monthly fee shall be prorated based on the number of days that Quinn performed Services during such calendar month until termination.

2.05.    Upon termination of this Agreement, Quinn shall cooperate with the Company to provide an orderly management transition with respect to the Services and the Company shall pay Quinn reasonable fees and expenses in connection therewith, provided that any such fees are agreed upon between the parties prior to Quinn providing any additional services under this Section 2.05.

Section 3.    Payments to Quinn

3.01.    In consideration of Services furnished by Quinn hereunder, the Company shall pay to Quinn a monthly fee in the amount of One Hundred Thousand Dollars ($100,000). Within seven days of the date hereof, the Company shall pay Quinn an amount representing the pro rata portion of the fee for the month of November 2015. Thereafter, Quinn shall be paid his monthly fee in arrears on the 15th and last day of each month.

3.02.    The Company shall reimburse Quinn for all reasonable expenses incurred by Quinn in the performance of the Services hereunder and all matters related thereto, including, but not limited to, reasonable temporary housing expenses in the Milwaukee, Wisconsin area and reasonable travel expenses to and from St. Louis or New York for the purposes of providing the Services hereunder. Quinn shall prepare documentation of such expenses as required by the Company’s existing policies and procedures related to expense reimbursement, and the Company shall promptly reimburse Quinn for such expenses after receipt and approval of such documentation and any additional documentation the Audit Committee of the Board (the “Audit Committee”) may require. The aforementioned expenses will be subject to the periodic review and approval of the Audit Committee. The payment of such expenses shall be reported in accordance with applicable Internal Revenue Service statutes and regulations.

3.03.    The provisions of Section 3.02 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.  For the avoidance of doubt, the expenses payable by the Company to Quinn as described in Section 3.02 are exclusive of, and in addition to, the monthly fees payable to Quinn pursuant to Section 3.01.

3.04    Subject to the terms of this Agreement, Quinn shall have complete control of the means, manner, and method by which he will perform the Services, the times at which the Services will be performed, and the sequence of performance of the Services. The Company shall not be responsible for the withholding of taxes, workers compensation, employee benefits or any other employer liability for Quinn.   Without limiting the generality of the foregoing, the parties acknowledge and agree that Quinn is an independent contractor and that Quinn is not an employee of the Company and that he will not be treated or regarded as an employee of the Company for federal or state tax purposes. Quinn agrees that he will timely file all appropriate tax returns and make all payments to applicable taxing authorities (including the IRS) which result from the Company’s payment to him as an independent contractor.
Section 4.    Limitation on Liability. Quinn shall reasonably rely on information provided to him about the Company that is provided by the Company or the Company’s subsidiaries, employees, agents or representatives. In no event shall Quinn be liable for any error or inaccuracy of any report, computation or other information or document produced in accordance with this Agreement, for whose accuracy the Company assumes all responsibility, unless any such error or inaccuracy results from the fraud, gross negligence, willful misconduct or reckless disregard of Quinn in performing Services.  Notwithstanding any provision herein to the contrary, except with respect to fraud, gross negligence, willful misconduct or reckless disregard by Quinn in performing Services, Quinn’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid hereunder by the Company to Quinn as fees for the Services, excluding the reimbursable expenses under Section 3.02.

Section 5.    Indemnification and D&O Insurance

5.01.    The Company hereby agrees to indemnify Quinn and hold Quinn harmless to the maximum extent permitted under the Company’s Second Amended and Restated Certification of Incorporation, the Company’s Bylaws and applicable law against and in respect of any and all claims, liabilities, damages, losses, costs or expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim of any nature whatsoever resulting from Quinn’s good faith performance of Services under this Agreement (a “Claim”).
5.02.    Promptly after receipt by Quinn of notice of any Claim, Quinn shall notify the Company in writing; provided, however, that the failure of Quinn to give timely notice hereunder shall not affect Quinn’s rights to indemnification hereunder, except to the extent that the Company can demonstrate actual, material prejudice to it as a result of such failure.  Quinn shall reasonably cooperate with appropriate requests of the Company with regard to the defense of any Claim.  The Company shall maintain authority and control of the defense of any such Claim and the authority to settle or otherwise dispose of any such Claim (provided that Quinn shall have the right to reasonably participate at his own expense in the defense or settlement of any such

Claim).  In no event, however, may the Company agree to any settlement of any Claim that would affect any of Quinn’s rights or obligations, or that would constitute an admission of guilt or liability on the part of Quinn, without Quinn’s express prior written consent.

5.03.    If Quinn should reasonably determine his interests are or may be adverse to the interests of the Company, Quinn may retain his own counsel in connection with a Claim or alleged Claim or action hereunder, in which case the Company shall be liable, to the extent permitted under this Section 5, to Quinn for any reasonable and documented legal, accounting or other directly related fees and expenses incurred by Quinn in connection with his investigating of or defense against such Claim or alleged Claim or action.

5.04.    At all times during which Quinn is acting as the non-employee interim Chief Executive Officer of the Company, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Quinn in the same amount as for members of the Board in respect of acts and omissions of Quinn in his capacity as the interim Chief Executive Officer or as a director of the Company and occurring during Quinn’s service as the non-employee interim Chief Executive Officer or service as a member of the Board (or both), which coverage (to the extent otherwise maintained for members of the Board) shall continue for so long as Quinn is subject to liability (or threatened claim of liability) for any act or omission otherwise covered by such insurance. These obligations shall survive the termination of this Agreement.

 Section 6.    Confidential Information.  Quinn acknowledges that the information, observations and data obtained by him while performing Services under this Agreement concerning the business or affairs of the Company or provided to the Company by its customers and suppliers, that is not known generally to the public (“Confidential Information”), is the property of the Company. Therefore, Quinn agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board other than in a good faith effort to promote the interests of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Quinn’s acts or omissions. Notwithstanding the foregoing, nothing in this Section 6 shall be construed to in any way limit the rights of the Company to protect confidential or proprietary information that constitute trade secrets under applicable trade secret laws.

Section 7.    Non-Exclusive Arrangement. The Company understands that Quinn currently provides and will continue to provide managerial, executive and director services to certain other companies and entities, and acknowledges that such activities shall not constitute a breach of this Agreement and nothing contained in this Agreement shall in any way restrict Quinn from providing managerial, executive or director services to other companies or entities.

Section 8.    General

8.01.    This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the parties hereto.  No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

8.02.    All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight carrier, one day after being sent, or mailed by first class registered or certified mail, return receipt requested, five days after being sent.

8.03.    This Agreement shall be governed by and construed under the laws of the State of New York and the parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

8.04.    This Agreement may not be assigned directly or indirectly, by operation of law or otherwise, by any party hereto (including in connection with a sale or transfer of all or substantially all of business or assets of such party, whether by sale, merger, operation of law, or otherwise in connection with a change of control) without the prior written consent of the other parties to this Agreement.  This Agreement shall solely inure to the benefit of and be binding upon the parties hereto and their permitted (in accordance with the foregoing) successors and assigns.

8.05.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.06.          Sections 2.04, 2.05, 3.02, 3.03, 4, 5, 6 and 8.03 and this Section 8.06 shall survive any expiration or termination of this Agreement.

The parties have duly executed this Agreement as of the date first above written.

JEFFRY N. QUINN

By:	/s/ Jeffry N. Quinn

JASON INDUSTRIES INC.

By:	/s/ Sarah C. Sutton
	Name:	Sarah C. Sutton
	Title:	Chief Financial Officer

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